  EXHIBIT 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into by and between Martin A. Sumichrast (the “Employee”) and cbdMD, Inc. (cbdMD, Inc. and its subsidiaries, together the “Employer” or the “Company”) as of this 11th day of June 2022.

WHEREAS, the Employee is employed as the Chief Executive Officer of the Employer;

WHEREAS, the Employee desires to resign as an employee of the Employer for personal reasons;

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them in an amicable manner;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.The Employee hereby resigns as an officer, director and employee of the Employer effective the date the Employee signs this Agreement (the “Effective Date”), provided the Employee does not revoke the Agreement pursuant to Paragraph 10 of the Agreement. If the Employee revokes the Agreement, then all provisions herein a null and void, and the Employee is not entitled to any of the consideration set forth in the Agreement.

2.In consideration for the Employee’s acknowledgments, representations, warranties, covenants, releases and agreements set forth in this Agreement, the Employer agrees to pay the Employee severance totaling Five Hundred Ninety Thousand Dollars and No Cents ($590,000.00), payable in equal bi-monthly payments over an 16 month period, commencing within 21 days after the Employer’s receipt of the Agreement containing the signature of the Employee. The severance payment shall be subject to withholding for all applicable federal, state, social security and other taxes and sums required to be withheld. The Employee acknowledges that he would not otherwise be entitled to the severance but for his promises in this Agreement.

3.As further consideration, the Employer also agrees to pay the Employee a sum equal to the cost for the Employee to continue the Employee’s current family medical insurance coverage for 12 months after the Effective Date through C.O.B.R.A. This payment will be made monthly, commencing within 21 days after Employer’s receipt of the Agreement containing the signature of the Employee.

4.The Employee currently holds 500,000 Restricted Stock Units (the “Employment RSUs”) to acquire restricted shares of common stock which are subject to vesting over time. The Employment RSUs shall not vest and terminate as of the Effective Date. In partial consideration of the execution of this Agreement, the Employer shall issue 400,000 Restricted Stock Units (the “Separation RSUs”) to acquire restricted shares of common stock which shall vest as follows: 200,000 RSUs on July 1, 2022 and 200,000 RSUs on January 1, 2023, provided the Employee does not revoke the Agreement pursuant to Paragraph 10 of the Agreement or breach any term or condition of this Agreement prior to such vesting date. Subject to Employee compliance with federal securities laws, including but not limited to Rule 144, as promulgated under the Securities Act of 1933, as amended, the Company will use its best efforts to have its counsel timely provide Employee with an opinion for the resale of shares of common stock held by Employee under Rule 144.

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5.The Employee acknowledges that all 500,000 unvested non-qualified stock options to purchase shares of common stock exercisable at $3.39 shall not vest and shall terminate as of the Effective Date. The Employee acknowledges and agrees that the vested options held by the Employee shall remain exercisable for three months following the Effective Date, whereupon they shall expire in accordance with the 2015 and 2021 Employer’s Equity Compensation Plans, as applicable. The parties acknowledge that the Agreement shall not affect Employee’s right to Earnout Shares (as defined under that certain Agreement and Plan of Merger dated December 3, 2018 by and among the Employer, ACQCO, LLC, cbdMD LLC and Cure Based Development, LLC).

6.The Parties agree that the Employer will issue the Press Release set forth as Exhibit A hereto within 12 hours after the Employer’s receipt of the Agreement containing the signature of the Employee.

7.At the Employer’s sole option, during the 18-month period following the Effective Date, the Employee agrees to be available to the Employer, its officers, directors, employees, attorneys, or agents for a minimum of 10 hours per week, to assist with the transition of any projects of the Employer or to provide any information that the Employee may have knowledge regarding the Employer’s business.

8.Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employer, its past and present subsidiaries, affiliates, officers, directors, owners, employees, attorneys, or agents, and the Employer specifically disclaims liability to or wrongful treatment of the Employee on the part of itself and its past and present subsidiaries, affiliates, officers, directors, owners, employees, attorneys, and agents.

9.Except for the obligations under this Agreement, the Employee covenants not to sue, and irrevocably and unconditionally fully and forever gives up, waives, releases and discharges any and all claims, charges, complaints, costs, expenses (including attorney’s fees) and promises of any and every kind the Employee may have against the Employer and its past and present owners, agents, officers, directors, board members, insurance carriers, reinsurance carriers, employees, attorneys, affiliated divisions and companies, subsidiaries, successors, and assigns (“Releasees”) based on any conduct up to and including the date the Employee signs this Agreement, including any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement. This general release includes but is not limited to the following:

(i) any and all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act of 2008, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Sarbanes-Oxley Act of 2002, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any other local, state or federal statutes, regulations, or employee orders and all of their respective implementing regulations and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii) any and all claims for compensation or related penalties of any type whatsoever, including but not limited to claims for salary, wages, reimbursement of expenses, bonuses, incentive compensation, stock options, restricted stock units, vacation, and severance that may be legally waived and released;

(iii) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress, or any other harm; and

(iv) any and all claims for monetary or equitable relief, including but not limited to injunctive relief, attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

10. By signing this Agreement, the Employee hereby acknowledges and confirms that: (i) Employee has read this Agreement in its entirety and understands all of its terms; (ii) by this Agreement, the Employee has been advised in writing of the right to consult with an attorney of the Employee’s choosing before executing this Agreement; (iii) the Employee knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and promises contained in it; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled; (v) the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period; and (vi) the Employee understands that the Employee has seven (7) days from signing this Agreement to revoke this Agreement by delivering notice of revocation to T. Ronan Kennedy, Chief Financial Officer at ronan.kennedy@cbdmd.com, by midnight on or before the seventh calendar day after the Employee signs the Agreement.

11. The Employee represents that he (a) has received reimbursement of all business expenses required to be reimbursed by the Employer; and (b) has not engaged in any unlawful conduct relating to the business of the Employer.

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12. The Employee agrees that he will not encourage or assist any of the Employer’s employees to litigate claims or file administrative charges against the Employer or its past and present affiliates, officers, directors, owners, employees and agents, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process.

13. Non-Disclosure of Confidential Information.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, financial information, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and the Business (as defined herein), the Employer’s budgets and strategic plans, customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Employer’s businesses, systems, methods of operation, products, product formulas, customer information, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Employer. Confidential Information also includes, without limitation, Confidential Information received from the Employer’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Employee, (ii) information set forth in the written records of the Employee prior to disclosure to the Employee by or on behalf of the Employer which information is given to the Employer in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Employee in writing from a third party (excluding any affiliates of the Employee) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Employee or the Employer or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Business” shall include all products offered for sale and marketed by the Employer during the term of the Employee’s employment. Products also includes any other products which the Employer has taken concrete steps to offer for sale, but has not yet commenced selling or marketing, during or prior to the Effective Date.

(b) Legitimate Business Interests. The Employee recognizes that the Employer has legitimate business interests to protect and as a consequence, the Employee agrees to the restrictions contained in this Agreement because they further the Employer’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing vendors or suppliers; and (iv) customer goodwill associated with the Employer’s business. Notwithstanding the foregoing, nothing in this Paragraph 13(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

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(c) Confidentiality. The Employee agrees and covenants that the Confidential Information shall be held by the Employee in the strictest confidence and shall not, without the prior express written consent of the Employer, be disclosed to any person. The Employee further acknowledges that such Confidential Information as is acquired and used by the Employer or its subsidiaries or affiliates is a special, valuable and unique asset. The Employee shall exercise all due and diligent precautions to protect the integrity of the Employer’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Employee shall not copy any Confidential Information nor remove any Confidential Information or copies thereof from the Employer’s premises. All records, files, materials and other Confidential Information obtained by the Employee in the course of or in connection with his employment with the Employer are confidential and proprietary and shall remain the exclusive property of the Employer. Upon or before execution of this Agreement, the Employee will return to the Employer all originals and copies of any material containing confidential information. The Employee shall not use for his own benefit or the benefit of any person or entity other than the Employer or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an officer of the Employer. The Employee will also return to the Employer upon execution of this Agreement any other items in his possession, custody or control that are the property of the Employer, including, but not limited to a laptop computer, iPad and smartphone, his files, credit cards, identification card, flash drives, passwords and office keys.

(d) Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer.

14. The Employee and the Employer agree that neither he nor they, nor any of either’s agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which the Employee believes he or they could have made or asserted against one another, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) to the extent necessary to report income to appropriate taxing authorities and make disclosures in filings with the Securities and Exchange Commission or other governmental agencies and the New York Stock Exchange; (ii) in response to an order of a court of competent jurisdiction; or (iii) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such order or subpoena shall be emailed to cbdMD, Inc. - attention T. Ronan Kennedy, ronan.kennedy@cbdmd.com and in the case of the Employee to Martin A. Sumichrast, martysumichrast@gmail.com, within 24 hours of the receipt of such order or subpoena, so that both the Employee and the Employer will have the opportunity to assert what rights they have to non-disclosure prior to any response to the order, inquiry or subpoena. Either party may give email notice of a different email address.

15. The Employee and the Employer agree to refrain from disparaging or making any unfavorable comments, in writing or orally, about either party, and in the case of the Employer, about its management, its operations, policies, or procedures and in the case of the Employee, to prospective employers, those making inquiry as to the reasons for his separation from the Company or to any person, company or other business entity. Furthermore, the Employee shall refrain from contacting the Employer personnel unless authorized by the Employer.

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16. In the event of any lawsuit, claim or action against the Employer that relates to alleged acts or omissions by the Employee during his employment with the Employer, the Employee agrees to cooperate with the Employer by voluntarily providing truthful and full information as reasonably necessary for the Employer to defend against such lawsuit or claim.

17. The Employee recognizes and agrees that the Employee alone is responsible for any local, state, or federal taxes that may be assessed or owing with respect to the payments under this Agreement. The Employee therefore agrees to make no claim against Employer for any payment or non-payment of taxes or regarding or relating to the reporting of the payments described in this Agreement, if any, to any taxing authorities. The Employee acknowledges and agrees that Employer has made no representations to the Employee and has provided no advice to the Employee regarding the tax consequences of the moneys and securities received or vested by the Employee pursuant to this Agreement. The Employee agrees to pay federal and state taxes, if any, which are required by law to be paid with respect to the payments. The Employee further agrees to indemnify and hold the Employer harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Employer for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by the Employer by reason of any such claims, including any amounts paid by the Employer as taxes, deficiencies, levies, assessments, fines, penalties, interest, attorneys’ fees or otherwise.

18. This Agreement sets forth the entire agreement between the Employee and the Employer, and fully supersedes any prior agreements or understandings between them, regarding the Employee’s separation from Employer and the compensation, benefits and reimbursements the Employee is entitled to as a result of the Employee’s employment with Employer and the termination of that employment relationship. To the extent there is a conflict between this Agreement and the Employment Agreement entered by the Parties and effective on April 19, 2021, this Agreement governs. Nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Employee pursuant to provisions of any other agreement between the Employee and the Employer that by their terms continue after the Employee’s separation from the Employer’s employment, including those applicable terms in the Employment Agreement. This Agreement may only be modified by written agreement signed by both Parties.

19. The Employer and the Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

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20. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the conflicts of law provisions of the State of North Carolina or of any other state.

21. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce or contest the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

22. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, electronic or facsimile signature.

cbdMD, INC.

Date: June 11, 2022	By:	/s/ T. Ronan Kennedy
Name: T. Ronan Kennedy
Its: Chief Financial Officer

I have carefully read this Agreement and understand that it contains a release of known and unknown claims. I acknowledge and agree to all of the terms and conditions of this Agreement. I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

Date: June 11, 2022
/s/ Martin A. Sumichrast
Martin A. Sumichrast

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EXHIBIT A

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